EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the REMEC, Inc. Employee Stock Purchase Plan (amended and restated as of June 20, 2003) of our report dated March 14, 2003 (except for Note 10 as to which the date is April 14, 2003) with respect to the consolidated financial statements and schedule of REMEC, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2003 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG, LLP

San Diego, California

August 25, 2003